Exhibit 10.19

Description of Annual Cash Incentive Program

Targacept, Inc. (the “Company”) maintains an incentive award program (the “Program”) under which all of its employees, including its named executive officers, are eligible to receive an annual cash incentive bonus. Under the terms of the Program, each employee is assigned a target bonus percentage of his or her base salary. The target bonus percentages for the Company’s named executive officers (and other members of its executive (management) committee) are determined by the Compensation Committee of the Board of Directors. At or about the beginning of each fiscal year, the Compensation Committee establishes performance objectives for the Company for that year and ascribes a percentage weight to each objective. The aggregate weight for all of the performance objectives is at least equal to 100%. The performance objectives may include additional weighting associated with events considered by the Compensation Committee to be particularly challenging that, if achieved, would be expected to provide substantial benefit to the Company and its stockholders. In that event, the aggregate weight for all of the objectives exceeds 100%. The performance objectives typically relate to one or more of the following areas — the discovery, progression or advancement of the Company’s product candidates, clinical or nonclinical development, preclinical research, regulatory operations, business development, alliance management, cash management and capital efficiency.

Following the end of the fiscal year, the Compensation Committee determines the achievement level for the Program for that year. In determining the achievement level, the Compensation Committee calculates the weights ascribed to those performance objectives that have been met, the circumstances surrounding any performance objective that has not been met and whether to award all or any portion of the weight ascribed to that objective, and determines whether to make any adjustment based on other Company accomplishments that occurred during the year.

For a group of employees that includes the Company’s principal executive officer, principal financial officer and other executive officers, as well as other employees at the level of vice president or above, 100% of the annual cash incentive bonus is determined based on the achievement level for the Program determined by the Compensation Committee as described above. Accordingly, the annual cash incentive bonus for a particular year for each employee in this group is determined by multiplying the amount of his or her base salary received for that year times his or her assigned target bonus percentage times the achievement level for the Program determined by the Compensation Committee. For the Company’s remaining employees, 50% of the annual cash incentive bonus is based on the achievement level for the Program determined by the Compensation Committee and the other 50% is based on individual performance.